Exhibit 2.2

Form of Lock-Up Agreement

LOCK-UP AGREEMENT

[●], 2017[1]

Crius Energy Trust	Desjardins Securities Inc.
One First Canadian Place, Suite 3400	1170 Peel Street, Suite 300
100 King Street West	Montréal, Québec H3B 0A9
Toronto, Ontario M5X 1A4

RBC Dominion Securities Inc.	National Bank Financial Inc.
200 Bay Street, 4th Floor	130 King Street West, Suite 3100
Royal Bank Plaza, North Tower	Toronto, Ontario M5X 1J9
Toronto, Ontario M5J 2W7

Dear Sirs/Mesdames:

Reference is made to Section [8.4(m)] of the agreement and plan of merger dated as of May [30], 2017 among Crius Energy Trust (the “Trust”), Crius Solar Fulfillment, LLC, Verengo, Inc. (the “Buyer”), Mace Merger Sub, Inc., U.S. Gas & Electric, Inc., MVC Capital, Inc. and James B. Wiser (the “Merger Agreement”).

Unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.

Under the terms of the Merger Agreement, upon the payment of the Adjusted Net Merger Consideration, the Buyer will indirectly acquire US Gas & Electric, Inc. through a merger of its 100% owned subsidiary, Mace Merger Sub, Inc., and US Gas & Electric, Inc. (the “Acquisition”). On the Closing Date, the Sellers will be entitled to receive, among other things, the Equity Consideration (which, for greater certainty, forms part of the Adjusted Net Merger Consideration) in exchange for 100% of the Company Stock, all in accordance with the Merger Agreement.

The undersigned Seller understands that the Trust has entered into an underwriting agreement (the “Underwriting Agreement”) with Desjardins Securities Inc., RBC Dominion Securities Inc. and National Bank Financial Inc. (collectively, the “Co-Lead Underwriter”) and Canaccord Genuity Corp., Scotia Capital Inc., CIBC World Markets Inc., Cormark Securities Inc. and Raymond James Ltd. (collectively, with the Co-Lead Underwriters, the “Underwriters”) providing for the offering (the “Offering”) of subscription receipts of the Trust (“Subscription Receipts”). Each Subscription Receipt will entitle the holder thereof to receive, without payment of additional consideration or further action on the part of such holder, one trust unit of the Trust (“Trust Units”) provided the escrow release conditions are satisfied on or before the termination time. The primary purpose of the Offering is to enable the Buyer to raise additional capital, indirectly through the Trust, in an amount sufficient to fund the aggregate Cash Consideration.

Terms of Lock-Up

The undersigned Seller recognizes that the Offering will be of benefit to the undersigned Seller and will be of benefit to Buyer by, among other things, allowing Buyer to raise additional capital, indirectly through the Trust, in an amount sufficient to fund the aggregate Cash Consideration. As an inducement for the Underwriters to carry out the Offering, the undersigned Seller hereby agrees that from the date

1 To be dated and delivered as of the Closing Date.

hereof and continuing to, and including the date that is the [four (4) month] [six (6) month]2 anniversary of the date hereof (the “Lock-Up Period”), the undersigned will not without the prior written consent of the Co-Lead Underwriters on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, the Trust Units received by the undersigned Seller pursuant to the Merger Agreement (collectively, the “Relevant Units”), through the facilities of the Toronto Stock Exchange or any other stock exchange or securities trading platform.

Any sale of Relevant Units which does not settle through the Toronto Stock Exchange must be completed pursuant to an exemption from the registration requirements of the United States Securities and Exchange Commission, including a one-year hold period to sell directly to a U.S. person.

The undersigned represents and warrants that, before giving effect to the consummation of the Acquisition pursuant to the terms and conditions of the Merger Agreement, he/she/it owned or exercised direct control or direction over no Trust Units.

Notwithstanding the foregoing: (i) the undersigned may transfer, sell or otherwise dispose of any or all of the Relevant Units to (A) a spouse, parent, child or grandchild of the undersigned (a “Relation”), (B) corporations, partnerships, limited liability companies or other entities to the extent that such entities are wholly-owned by the undersigned or Affiliates of the undersigned (including, for the avoidance of doubt, investment funds or other business entities controlled or managed by, or that controls or manages, or under common management with, the undersigned), (C) trusts existing solely for the benefit of the undersigned and/or a Relation, or (D) a charitable organization pursuant to a bona fide gift, solely to the extent that in clauses (A), (B), (C) and (D) the recipient of the Relevant Units agrees in writing to be bound by the terms of this agreement for the remainder of the Lock-Up Period; (ii) if the undersigned is an individual, upon the death of such individual, the executor of the undersigned’s estate may transfer, sell or otherwise dispose of any or all of the Relevant Units; (iii) the undersigned may transfer, sell or otherwise dispose of any or all of the Relevant Units pursuant to a third party take-over bid, merger, stock exchange, stock acquisition or similar acquisition transaction at any time that results in the acquisition by, or transfer to, a third party or group of related parties, of a majority of the Trust Units issued and outstanding provided that in the event that (A) such take-over bid, merger, stock exchange or similar acquisition transaction is not completed, the Relevant Units shall remain subject to the restrictions contained herein; and/or (B) not all Relevant Units are transferred, sold or otherwise disposed of pursuant to the third party take-over bid, merger, stock exchange or similar acquisition transaction, such Relevant Units will remain subject to the restrictions contained herein; (iv) the undersigned may transfer, sell or otherwise dispose of any or all of the Relevant Units to the Trust pursuant to agreements under which the Trust has the option to repurchase such Relevant Units or the Trust has a right of first refusal with respect to transfers of such Relevant Units, or pursuant to other repurchase plans of the Trust; (v) the foregoing restrictions shall not apply to transactions relating to Trust Units or other securities of the Trust (but excluding, for greater certainty, any Relevant Units) acquired in open market transactions after the date hereof; (vi) the foregoing restrictions shall not apply to transfers of the capital stock of the undersigned by the stockholders of the undersigned; and (vii) the undersigned may pledge the Relevant Units to a bona fide bank or other financial institution for the purpose of giving collateral for a debt made in good faith, but solely to the extent that such bank or financial institution agrees in writing to be bound by the terms of this agreement for the duration of the Lock-Up Period.

Additionally, the undersigned or its permitted transferee will be permitted to dispose of the Relevant Units during the Lock-Up Period to the extent necessary so that (a) its holdings of the Relevant Units (together with any other equity securities of the Trust held by the undersigned or its Affiliates) do not

2 MVC shall be subject to a six-month lock-up period. However, the other Sellers shall be subject to a four-month lock-up period.

cause it to fail to satisfy the diversification requirements of Section 851(b)(3) of the Code, or (b) it can satisfy the requirements of Section 851(d)(2)(A)(iii)(I) of the Code.

In furtherance of the foregoing, the Trust and its transfer agent and registrar are hereby authorized to decline to make any transfer of Relevant Units if such transfer would constitute a violation or breach of this agreement. The parties acknowledge that the undersigned may disclose this agreement to any potential transferee of Relevant Units.

This agreement is binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This agreement supersedes and replaces in all respects any other lock-up agreement entered between the parties hereto in connection with the Offering. This agreement is governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflicts of laws principles.

[Remainder of page intentionally left blank. Signature page follows.]

As of this _______ day of _____________, 2017.
Yours truly,

Name of Witness (please print)	Name of Seller (please print)

Signature of Witness	Signature of Seller

Name and Title of Signatory (if applicable)